Exhibit 99.1

Radius Health, Inc. Announces $175 Million Financing Transaction

•	Repurchases $112.2 million of principal amount of the 3.00% convertible notes due September 1, 2024 (“2024 Notes”), representing approximately 37% of the outstanding 2024 Notes
•	Estimated excess cash proceeds of approximately $14.2 million will be added to the balance sheet
•	Eliminates approximately 2.3 million shares of potential future dilution upon conversion of the notes
•	Creates flexible debt structure with a more balanced mix of secured and unsecured tranches
•	Radius reaffirms 2021 financial guidance
•	Funding provided by MidCap Financial and additional lenders via an amendment and restatement of Radius’ existing loan agreement

Boston, Mass., March 3, 2021 – Radius Health, Inc. (“Radius” or the “Company”) (Nasdaq: RDUS), today announced that the Company has entered into amended and restated credit facilities in the aggregate principal amount of $175 million, consisting of a $150 million term loan, which includes a cashless conversion of $25 million in existing term loans, and a $25 million revolving credit facility. The amended and restated credit facilities also provide for an additional $25 million term loan at the lenders’ discretion. The transaction represents a significant upsize from the Company’s prior senior $95 million loan facilities, which consisted of a $55 million term loan ($25 million of which had been drawn) and a $20 million revolving credit facility that also included an additional $20 million of potential incremental availability. The amended and restated loan is expected to close on or about March 11.

Jim Chopas, the Company’s Principal Finance and Accounting Officer said “this transaction demonstrates the Company’s improved financial strength and ability to access the debt capital markets on what we see as favorable terms to fund its corporate objectives. We expect the increase in cash interest expense to be absorbed by the Company’s cash flow.”

Proceeds from the transaction are expected to be used in the following three ways:

1)	Repurchase $112.2 million of aggregate principal amount of the Company’s existing 3.00% Convertible Senior Notes due September 1, 2024
2)	Rollover the existing $25 million term loan into the new loan
3)

Add $14.2 million of cash to the balance sheet, increasing liquidity as of 12/31/2020 on a pro forma basis from $114.7 million to $128.9 million, subject to change based on adjustments to the aggregate repurchase price of the 2024 Notes over the VWAP Period

The expected aggregate repurchase price of the 2024 Notes is $105.7 million, inclusive of accrued interest, which represents a discount of 6% to face value and convertible debt cancellation of $6.7 million. The aggregate repurchase price is subject to adjustment based in part on the daily volume-weighted average prices per share of the Company’s common stock during a ten-trading day pricing period (“VWAP Period”) following execution of the Repurchase Agreements. As a result of the transaction, the Company’s annual cash interest expense will increase by approximately $6.3 million, driven by the higher term loan interest rate relative to the 2024 Notes.

The 2024 Notes repurchase is expected to close on March 18, 2021, subject to customary closing conditions.

J. Wood Capital Advisors LLC was the exclusive advisor to Radius in the financing transaction and in the repurchase of the 2024 Notes.

TRANSACTION OVERVIEW AND RATIONALE

Balance Sheet

•	Eliminates approximately 2.3 million shares of potential future dilution upon conversion of the notes
•	Reduces the risk of a convertible note reissuance at a lower strike price to extend the maturity
•	Provides an additional $14.2 million of liquidity to the balance sheet, subject to change based on adjustments to the aggregate repurchase price of the 2024 Notes over the VWAP Period
•	Demonstrates access to the secured debt market at scale and at a manageable cost
•	Creates a tranche of prepayable debt that allows the company to reduce debt ahead of stated maturities in 2024
•	Pro forma, Radius will have $150 million of prepayable debt and $192.8 million of non-prepayable debt
•	Initial step in optimizing the Company’s capital structure and balance sheet in the intermediate term

Income Statement and Cash Flow

•

Incremental increased cash interest expense from the transaction is approximately $6.3 million on an annual basis and is expected to be manageable given the Company’s anticipated improvement in cash flow

•	Radius reaffirms 2021 financial guidance of generating $10 million of positive EBITDA
•	The Company views the increased interest expense as modest relative to the benefits of the transaction

Peter Schwartzman, the Company’s Capital and Strategy Officer, added “the financing demonstrates the Company’s dedication to strategic management of its capital structure. This transaction reduces future potential equity dilution, adds incremental liquidity, and represents an initial phase of a long-term balance sheet strategy to enhance both operating and financing flexibility.” Mr. Schwartzman continued, “the completion of the transaction is a significant advancement of the Company’s financial position, which will enable Radius to achieve both short and intermediate term objectives. We would like to thank MidCap and its partners for their participation and for enabling this transaction.”

Pro Forma Capitalization Table

	Actual		Pro Forma
$ in thousands	12/31/2020	Adjustment	12/31/2020
Cash, cash equivalents and marketable securities	$114,716	$14,173[1]	$128,889[1]

Revolving credit facility	-	-	-
Term loan[2]	$25,000	$125,000	$150,000
Convertible notes payable[2]	$305,000	($112,247)	$192,753
Total Debt	$330,000	$12,753	$342,753

Source: 2020 10-K and financing documents

1 Subject to change based on adjustments to the aggregate repurchase price of the 2024 Notes over the VWAP Period

2 Face value, refer to notes in 10-K

ABOUT THE TRANSACTION

The Company and certain of its subsidiaries (the “Borrowers”) amended and restated its existing senior secured facilities (“Facilities”) with MidCap Financial and MidCap Funding IV Trust, as agents under the term loan credit agreement and revolving loan credit agreement, respectively, and the lenders thereunder.

The term loan credit agreement provides for, among other things:

•	An initial term loan of $150 million, including the cashless conversion of $25 million in existing term loans (the “Initial Term Loan”)
•	An additional $25 million term loan, which the lenders may make available in their discretion within one year of the closing of the Initial Term Loan
•	Interest at a rate of LIBOR plus 5.75%, subject to a 2.00% LIBOR floor

The amended and restated revolving loan agreement provides for, among other things:

•	A revolving credit facility of up to $25 million, made available based on a borrowing base calculated based on percentages of
o	the net collectable value of certain of the Borrowers’ domestic accounts receivable, and
o	domestic eligible inventory,
o	minus certain reserves
•	Interest at a rate of LIBOR plus 3.50%, subject to a 2.00% LIBOR floor

The Facilities have a maturity date of June 1, 2024. They are guaranteed and secured by substantially all of the assets of the Borrowers and any future subsidiaries of the Borrowers that become borrowers or guarantors under the Facilities, subject to certain exceptions. The Borrowers may be required to make mandatory prepayments prior to maturity under certain circumstances.

The foregoing description of the amended and restated credit agreements and facilities is qualified in its entirety by reference to the full text of the Credit Agreements, which will be filed as exhibits to our corresponding Current Report on Form 8-K, to be filed within four business days of the date hereof.

About Radius

Radius is a science-driven fully integrated biopharmaceutical company that is committed to developing and commercializing innovative endocrine and other therapeutics. Radius’ lead product, TYMLOS® (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. The Radius clinical pipeline includes investigational abaloparatide injection for potential use in the treatment of men with osteoporosis; an investigational abaloparatide transdermal system for potential use in the treatment of postmenopausal women with osteoporosis; the investigational drug, elacestrant (RAD1901), for potential use in the treatment of hormone-receptor positive breast cancer out-licensed to Menarini Group; and the investigational drug RAD011, a synthetic cannabidiol oral solution with potential utilization in multiple endocrine and metabolic orphan diseases, initially targeting Prader-Willi syndrome.

About MidCap Financial

MidCap Financial is a middle market focused specialty finance firm that was formed in 2008. As of December 31, 2020, MidCap Financial, and its subsidiaries, provides management or other services for over $29.8 billion of commitments, of which $5 billion is managed by MidCap Financial Services Capital Management, LLC, our registered investment advisor.

MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, Inc. pursuant to an investment management agreement. Apollo Global Management, Inc. is one of the world’s largest asset managers with approximately $455.0 billion of assets under management as of December 31, 2020.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including those related to the purchase price to be paid for the 2024 Notes, the closing date of the repurchase, the use of the term loan proceeds, achievement of our corporate and strategic objectives and our ability to absorb interest expense by cash flow. These forward-looking statements are based on management's current expectations. These statements involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: uncertainty regarding the results of regulatory submissions and oversight; success of our commercial operations; success of our clinical trials and preclinical studies; risks related to manufacturing, supply, and distribution; success of any collaboration, partnership, license or similar agreements; achievement of milestones; receipt of royalties or other future contingent payments; ability to implement pricing increases; ability of the company to access additional secured debt in the future. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, or SEC, including under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2020 and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Relations Contact:
Peter A. Schwartzman
Email: investor-relations@radiuspharm.com
Phone: (617) 583-2017